Exhibit 99.1

Transatlantic Holdings, Inc. Announces that Martin J. Sullivan Has Resigned from the Board of Directors - President and CEO, Robert F. Orlich, will Serve as Interim Chairman

NEW YORK, N.Y., July 1, 2008 - Transatlantic Holdings, Inc. (NYSE: TRH) has announced that its Chairman, Martin J. Sullivan, has resigned from the Board, effective today.  The Board has elected Robert F. Orlich, President and Chief Executive Officer of Transatlantic Holdings, Inc., to serve as its interim Chairman.  Richard S. Press will continue to serve as TRH’s lead independent director.

Robert F. Orlich, Chairman, President and Chief Executive Officer of Transatlantic Holdings, Inc., speaking on behalf of the Board, said, "We are grateful to Mr. Sullivan for his leadership, broad contributions and dedicated service to Transatlantic.  We wish him well in his future endeavors.”

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company(R), Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit --- www.transre.com --- for additional information about the Company.